Warsaw, IN . . . June 30, 2005 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD FOURTH QUARTER AND FISCAL YEAR-END RESULTS, CASH DIVIDEND AND EXPANSION OF ITS SHARE REPURCHASE PROGRAM

Biomet, Inc. announced today that its Board of Directors declared a cash dividend of $0.25 per share, payable July 22, 2005, to shareholders of record at the close of business on July 15, 2005.  The Board also authorized the repurchase of 2.5 million shares of Biomet's outstanding Common Shares to be automatically purchased daily in equal increments over the next twelve months, irrespective of market conditions.  This is in addition to the March 2005 authorization to repurchase up to an additional $100 million of the Company's outstanding Common Shares in open market or privately negotiated transactions, of which approximately $84 million is currently available.  Since December 2001, the Company has repurchased approximately 26.4 million of its Common Shares, for an aggregate amount of $841.6 million.

President and Chief Executive Officer Dane A. Miller, Ph.D., stated, "The declaration of this dividend is in response to the Company's record financial performance during fiscal year 2005, and our anticipated results during fiscal year 2006.  The expansion of our stock repurchase program is a reflection of the ongoing poor investment return environment and the Company's continued positive net cash flow from operations which amounted to $411 million during fiscal year 2005.  During the fourth quarter of fiscal year 2005, Biomet's reconstructive devices continued to expand at market-leading growth rates.  However, EBI's fixation, spinal stimulation and softgoods and bracing products continued to underperform management's expectations.  As previously announced, Bart Doedens, M.D., former President of Biomet's 3i subsidiary, has been promoted to President of EBI.  We are confident that Dr. Doedens will provide the leadership capabilities necessary to position EBI as a leader in the spinal and fixation market places."

During the fourth quarter of fiscal year 2005, net sales increased 13% to $503,093,000, while operating income increased 33% to $155,734,000 and increased 8%, on an adjusted basis, to $158,178,000.  Net income increased 29% to $103,200,000 and 10%, as adjusted, to $104,794,000, while diluted earnings per share increased 32% to $0.41 and 14%, as adjusted, to $0.42 per share.  The Company's reported results reflect the acquisition of Merck KGaA's interest in the Biomet Merck joint venture on March 19, 2004, as well as the acquisition of Interpore International, Inc. on June 18, 2004.  Adjusted results for 2005 and 2004, which are non-GAAP measures, exclude acquisition costs, including the amortization of inventory step-up and write-off of in-process research and development related to these acquisitions.  A reconciliation to comparable GAAP measures is included in this press release.  Adjusted results for 2004 also exclude the $25 million charge to selling, general and administrative expense reported in the fourth quarter of last year to revise the Company's estimates of future collections of EBI's insurance receivables.

Excluding the impact of foreign currency, which increased fourth quarter sales by $8.8 million, net sales increased 11%.  United States and international sales, excluding the effects of foreign currency, increased 10% and 12%, respectively, during the fourth quarter.

Reconstructive device sales increased 16% worldwide during the fourth quarter of fiscal year 2005 to $344,147,000.  Worldwide reconstructive device sales increased 13% during the quarter, on a constant currency basis.  During the fourth quarter, knee sales increased 20% worldwide and 22% in the United States.  Knee sales increased 18% worldwide, excluding the effects of foreign currency.  During the fourth quarter, knee sales growth was driven by the continued rollout of new products.

Hip sales increased 10% worldwide during the fourth quarter and 7% in the United States.  Worldwide hip sales increased 7%, constant currency.  Biomet's Metal-on-Metal Systems continue to gain increased market acceptance while the Company's porous-coated hip stems continued to experience excellent growth during the fourth quarter.

Extremity sales increased 11% worldwide and in the United States during the fourth quarter.  Excluding the impact of foreign currency, extremity sales increased 9% worldwide during the quarter.  Dental reconstructive implant sales increased 15% worldwide during the fourth quarter and 10% in the United States.  Worldwide dental reconstructive implant sales increased 13%, constant currency.  Sales of bone cements and accessories increased 36% in the United States during the fourth quarter and 21% worldwide.  On a constant currency basis, worldwide sales of bone cements and accessories increased 17%.

During the fourth quarter of fiscal year 2005, worldwide fixation sales decreased 4% to $61,599,000 and decreased 5% worldwide, excluding the effects of foreign currency.  Lorenz Surgical's craniomaxillofacial fixation sales increased 1% worldwide during the fourth quarter and decreased 7% in the United States.  Worldwide craniomaxillofacial fixation sales were flat worldwide, on a constant currency basis.  Electrical stimulation product sales decreased 7% worldwide and in the United States during the fourth quarter.  Internal fixation sales increased 2% worldwide during the quarter and decreased 12% in the United States.  Excluding foreign currency effects, worldwide internal fixation sales were flat.  External fixation sales decreased 12% worldwide during the fourth quarter and decreased 16% in the United States.  Worldwide external fixation sales decreased 12%, constant currency.

Spinal product sales increased 27% to $55,283,000 during the fourth quarter of fiscal year 2005 and increased 21% in the United States.  Excluding the impact of foreign currency, spinal product sales increased 26% worldwide.  Domestic sales of spinal implants and orthobiologics for the spine increased 102% during the fourth quarter, while domestic spinal stimulation sales decreased 15%.

Sales of Biomet's "other products" decreased 1% worldwide to $42,064,000 and decreased 2% in the United States during the fourth quarter of fiscal year 2005.  Worldwide sales of "other products" decreased 2%, on a constant currency basis.  During the fourth quarter, arthroscopy sales increased 15% in the United States and increased 13% worldwide.  Arthroscopy sales increased 12% worldwide, constant currency.  Softgoods and bracing sales decreased 8% worldwide during the fourth quarter and decreased 9% in the United States.  Excluding foreign currency effects, softgoods and bracing sales decreased 8% worldwide.

Dr. Miller concluded, "We are optimistic about our new product introductions scheduled throughout fiscal year 2006.   Consequently, we remain comfortable with the range of analysts' sales and earnings estimates of $482 million to $492 million and $0.39 to $0.41 per share for the first quarter of fiscal year 2006; and $2,047 million to $2,109 million and $1.74 to $1.84 per share for fiscal year 2006."

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC.

RESULTS FOR THE QUARTERS AND YEARS ENDED MAY 31, 2005
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	2005	2004	2005	2004

Net Sales	$503,093	$447,188	$1,879,950	$1,615,253
Cost of Sales	135,497	128,652	508,846	459,052
Cost of Sales, current period impact of inventory step-up	2,444	2,450	24,250	2,450
Gross Profit	365,152	316,086	1,346,854	1,153,751

S, G, & A	188,265	180,461	694,254	595,234
R & D	21,153	17,186	79,696	63,636
In-process research and development	--	1,250	26,020	1,250
Operating Income	155,734	117,189	546,884	493,631

Other Income (Expense), Net	659	4,905	2,816	15,165
Income Before Taxes
And Minority Interest	156,393	122,094	549,700	508,796
Income Taxes	54,043	42,292	206,508	176,951
Income Taxes related to inventory step-up	(850)	(853)	(8,424)	(853)
Income Before
Minority Interest	103,200	80,655	351,616	332,698
Minority Interest	--	798	--	7,071
Net Income	$103,200	$ 79,857	$ 351,616	$ 325,627

Earnings per Share
Basic	.41	.31	1.39	1.27
Diluted	.41	.31	1.38	1.27

Basic Shares Outstanding	250,566	254,308	252,387	255,512
Diluted Shares Outstanding	251,825	256,185	254,148	257,204

U.S. sales	$320,213	$291,215	$1,238,727	$1,079,532
Foreign sales	182,880	155,973	641,223	535,721

Reconstructive sales	$344,147	$297,139	$1,254,234	$1,052,865
Fixation sales	61,599	63,932	246,730	248,821
Spinal product sales	55,283	43,660	214,039	159,927
Other product sales	42,064	42,457	164,947	153,640

Consolidated Balance Sheets	May 31, 2005		May 31, 2004
Assets
Cash and Investments	$ 177,075		$ 235,612
Accounts and notes receivable, net	479,745		465,949
Inventories	469,791		389,391
Other current assets	111,177		91,256
Fixed Assets, net	322,887		268,826
Goodwill	435,621		262,068
Other Assets	102,746		69,803
Total Assets	$2,099,042		$1,782,905

Liabilities and Stockholders' Equity
Current Liabilities	503,793		$ 308,610
Other Liabilities	31,255		26,085
Stockholders' Equity	1,563,994		1,448,210
Total Liabilities and Stockholders' Equity	$2,099,042		$1,782,905

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income as adjusted, net income as adjusted, and diluted earning per share as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the following charges: (a) the current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; (b) in-process research and development written off as of the closing date related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; and tax effect of item (a) above.  Inventory stepped-up to its current fair market value in an acquisition and subsequently sold, results in a higher cost of goods sold during the periods in which the stepped-up inventory is sold, thus overstating cost of goods sold and understating gross margins versus historical and future periods in which the inventory sold represents the actual cost of products manufactured.  In-process research and development written off as of the closing date of an acquisition is a one time event that is not indicative of future results.  The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
RESULTS FOR THE QUARTER AND YEAR ENDED MAY 31, 2005
(in thousands, except per share data)
	Three Months		Twelve Months
	Amount	Percent of Sales	Amount	Percent of sales

Operating income, as reported	$155,734	30.9%	$546,884	29.1%
Inventory step-up	2,444	0.5	24,250	1.3
In-process research and development	--	--	26,020	1.4
Operating income, as adjusted	$158,178	31.4%	$597,154	31.8%

Net income, as reported	$103,200	20.5%	$351,616	18.7%
Inventory step-up	2,444	0.5	24,250	1.3
In-process research and development	--	--	26,020	1.4
Tax effect of inventory step-up	(850)	(0.2)	(8,424)	(0.5)
Net income, as adjusted	$104,794	20.8%	$393,462	20.9%

	Three Months		Twelve Months
	Basic	Diluted	Basic	Diluted
Earnings per share, as reported	$0.41	$0.41	$1.39	$1.38
Inventory step-up	0.01	.01	.10	..10
In-process research and development	--	--	.10	..10
Tax effect of inventory step-up	--	--	(0.03)	(0.03)
Earnings per share, as adjusted	$0.42	$0.42	$1.56	$1.55

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
	Three Months			Twelve Months
U.S. sales	10%	--%	10%	15%	--%	15%
Foreign sales	17	5	12	20	7	13
Total sales	13	2	11	16	2	14

Reconstructive sales	16%	3%	13%	19%	3%	16%
Fixation sales	(4)	1	(5)	(1)	1	(2)
Spinal product sales	27	1	26	34	1	33
Other product sales	(1)	1	(2)	7	1	6

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